Exhibit 99.1

Patterson Companies Reschedules Second-Quarter Fiscal 2019 Earnings Release and

Conference Call to December 6

•	Company announces second quarter net sales results in line with expectations

St. Paul, Minn. — November 28, 2018 — Patterson Companies, Inc. (Nasdaq: PDCO) today announced that it has rescheduled the release of its fiscal 2019 second-quarter earnings results and conference call to Thursday, December 6, 2018.

The rescheduled date will provide the company, together with its independent accounting firm, with more time to evaluate the impact on non-operating income related to the appreciation of shares associated with investments in joint ventures in light of recent accounting pronouncements. This potential change in accounting treatment does not relate to the company’s business operations or the accounting for those operations.

Q2 Net Sales Results

Patterson also announced net sales results for the fiscal second quarter ended October 27, 2018. The company reported consolidated net sales of approximately $1.4 billion, an increase of 1.4 percent compared to the same period last year. Internal sales, which adjust for the effects of currency translation and changes in product selling relationships, increased 1.8 percent. Second quarter net sales results are in line with company expectations and demonstrate two consecutive quarters of year-over-year revenue growth.

The company’s full earnings release will be issued on December 6, 2018, before the market opens.

Conference Call and Webcast

The fiscal 2019 second-quarter conference call is now scheduled to take place on December 6, 2018 at 9 a.m. CT (10 a.m. ET). To access the live webcast, go to the investor relations section of the company’s website, www.PattersonCompanies.com.

The second-quarter fiscal 2019 earnings conference call replay will be available beginning at 11 a.m. CT (12 p.m. ET) on Thursday, December 6, 2018 through 10:59 p.m. CT (11:59 p.m. ET) on Thursday, December 13, 2018. Interested persons may dial (800) 585-8367 and enter Conference ID 5359197 when prompted.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

The term “internal sales” used in this release represents net sales adjusted to exclude foreign currency impact and changes in product selling relationships. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates.

CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
EMAIL:	john.wright@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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